Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2018 RESULTS

Net Income of $0.09 Per Diluted Share

Normalized FFO of $0.24 Per Diluted Share

Company Raised 2018 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, July 31, 2018 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended June 30, 2018 and provided an update on current events.

Highlights include:

•	Net income of $5.9 million, or $0.09 per diluted share, for the quarter ended June 30, 2018 compared to net income of $4.9 million, or $0.08 per diluted share, for the quarter ended June 30, 2017.

•
Normalized Funds From Operations (“FFO”) of $15.2 million, or $0.24 per diluted share, for the quarter ended June 30, 2018 compared to Normalized FFO of $14.7 million, or $0.25 per diluted share, for the quarter ended June 30, 2017.

•	FFO of $15.1 million, or $0.24 per diluted share, for the quarter ended June 30, 2018 compared to FFO of $14.2 million, or $0.24 per diluted share, for the quarter ended June 30, 2017.

•	The Company raised 2018 full-year Normalized FFO guidance to $1.05 to $1.08 per diluted share, up from $1.00 to $1.05 per diluted share.

•	Same Store Net Operating Income (“NOI”) for the quarter ended June 30, 2018 increased 2.1% on a GAAP basis and 2.2% on a cash basis compared to the quarter ended June 30, 2017.

•
In July 2018, the Company entered into a contract to sell the build-to-suit distribution center in Chesterfield, Virginia for a sales price of $25.9 million, which is expected to close in the fourth quarter.

•
In July 2018, the Company entered into an agreement regarding the sale of its at-cost purchase option to the developer of The Residences at Annapolis Junction. Combined with the anticipated repayment of its related mezzanine loan during the third quarter, the Company expects aggregate proceeds from these transactions in excess of $50 million.

•
In July 2018, the Company announced a new development project at Wills Wharf, a site in the Harbor Point area of Baltimore, Maryland. The Company plans to develop a 325,000 square foot mixed-use building with an estimated development cost of $117 million.

•
In July 2018, the Company announced a new development project, the Interlock, located in West Midtown Atlanta. This public-private partnership with Georgia Tech is expected to contain 290,000 square feet of office and retail space. The Company's investment will be in the form of a mezzanine loan, and the Company will serve as the general contractor of the project.

•	During the quarter ended June 30, 2018, the Company raised approximately $50 million of gross proceeds through its at-the-market equity offering program at an average price of $14.07 per share.

•
During the quarter ended June 30, 2018, the Company leased 150,000 square feet including a 10-year lease with Shake Shack, leading the way to the re-development of the Columbus Village shopping center in the Town Center of Virginia Beach.

•	The Company sold the Wawa parcel at Indian Lakes Crossing for a 5.35% capitalization rate, bringing the Harris Teeter-anchored center to an approximate 8% capitalization rate overall.

"While we are thrilled to have meaningfully raised our Normalized FFO guidance range for 2018," said Louis Haddad, President and CEO, "we still expect healthy year-over-year earnings growth in 2019 based on the current delivery schedule for the projects in our development pipeline, projected lease up in our portfolio, and the potential for new and accretive transactions."

Financial Results

Net income for the second quarter increased to $5.9 million compared to $4.9 million for the second quarter of 2017. The period-over-period change was primarily due to increased NOI resulting from property acquisitions that took place during 2017 and 2018 as well as increased same-store NOI. Additional increases were due to a period-over-period increase in interest income and an income tax benefit recognized during the second quarter of 2018. These increases to net income were partially offset by lower construction segment gross profits, which were driven by both lower revenues and lower margin in this segment.

Normalized FFO for the second quarter increased to $15.2 million compared to $14.7 million for the second quarter of 2017. FFO for the second quarter increased to $15.1 million compared to $14.2 million for the second quarter of 2017. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, increased same-store NOI, higher interest income, and an income tax benefit recognized during the second quarter of 2018. These increases in Normalized FFO and FFO were partially offset by lower construction segment gross profits.

Operating Performance

At the end of the second quarter, the Company’s office, retail and multifamily core operating property portfolios were 94%, 97% and 89% occupied, respectively. Multifamily occupancy was negatively impacted by seasonality attributed to the summer occupancy at the JHU student housing property.

Total construction contract backlog was $37.9 million at the end of the second quarter.

Balance Sheet and Financing Activity

As of June 30, 2018, the Company had $586.8 million of total debt outstanding, including $83.0 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 46% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of June 30, 2018. After considering LIBOR interest rate caps with strike prices at or below 225 basis points as of June 30, 2018, 89% of the Company’s debt was fixed or hedged.

During the six months ended June 30, 2018, the Company began to address the five loans originally scheduled to mature during 2018. Both of the Columbus Village loans were paid off, and the Sandbridge Commons loan was extended for five years. Additionally, the Southgate Square loan and the loan secured by 249 Central Park Retail, Fountain Plaza Retail, and South Retail were each modified to lower the interest rate to a rate of LIBOR plus a spread of 1.60%.

In July 2018, the Company refinanced the loan secured by Johns Hopkins Village. The new $53.0 million floating-rate note bears interest at a rate of LIBOR plus a spread of 1.25% and matures in August 2025. The Company simultaneously entered into an interest rate swap agreement that effectively fixes the interest rate at 4.19%.

Outlook

The Company raised its 2018 full-year guidance and expects 2018 Normalized FFO in the range of $1.05 to $1.08 per diluted share. The following table outlines the Company's updated assumptions along with Normalized FFO per diluted share estimates for the full-year 2018.

Full-year 2018 Guidance [1]	Expected Ranges
Total NOI	$78.8M	$79.5M
Construction company annual segment gross profit [2]	$5.6M	$6.4M
General and administrative expenses	$10.8M	$11.0M
Interest income	$7.9M	$8.1M
Interest expense [3]	$18.3M	$18.8M
Normalized FFO per diluted share [4]	$1.05	$1.08

[1] Includes the acquisition of one additional retail center, a gain of $5.0 million to $6.0 million from the sale of the Annapolis Junction option during the third quarter, and no additional capital market activity.
[2] Includes a gain of $2.4 million to $3.2 million from the sale of the build-to-suit distribution center during the fourth quarter.
[3] Interest expense is calculated based on the Forward LIBOR Curve, which forecasts rates rising to 2.38% by year end.
[4] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.  See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO per diluted share assumes 64.5 million weighted average shares and units outstanding. The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, July 31, 2018 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com.  To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international).  A replay of the conference call will be available through Friday, August 31, 2018 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13680867.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with nearly four decades of experience developing, building, acquiring and managing high-quality, institutional-grade office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in its stabilized portfolio. The Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the other documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”).  Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.  In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$934,929	$910,686
Held for development	1,474	680
Construction in progress	157,795	83,071
Accumulated depreciation	(177,966)	(164,521)
Net real estate investments	916,232	829,916
Cash and cash equivalents	12,279	19,959
Restricted cash	3,139	2,957
Accounts receivable, net	16,444	15,691
Notes receivable	93,478	83,058
Construction receivables, including retentions	19,868	23,933
Construction contract costs and estimated earnings in excess of billings	1,287	245
Equity method investments	14,538	11,411
Other assets	55,106	55,953
Total Assets	$1,132,371	$1,043,123

LIABILITIES AND EQUITY
Indebtedness, net	$580,446	$517,272
Accounts payable and accrued liabilities	11,525	15,180
Construction payables, including retentions	40,719	47,445
Billings in excess of construction contract costs and estimated earnings	1,711	3,591
Other liabilities	41,000	39,352
Total Liabilities	675,401	622,840
Total Equity	456,970	420,283
Total Liabilities and Equity	$1,132,371	$1,043,123

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)
Revenues
Rental revenues	$28,598	$26,755	$57,297	$53,987
General contracting and real estate services revenues	20,654	56,671	43,704	120,190
Total revenues	49,252	83,426	101,001	174,177
Expenses
Rental expenses	6,522	6,171	12,946	12,239
Real estate taxes	2,735	2,595	5,548	5,104
General contracting and real estate services expenses	20,087	54,015	42,501	115,211
Depreciation and amortization	9,179	9,304	18,457	18,779
General and administrative expenses	2,764	2,678	5,725	5,664
Acquisition, development and other pursuit costs	9	369	93	416
Impairment charges	98	27	98	31
Total expenses	41,394	75,159	85,368	157,444
Operating income	7,858	8,267	15,633	16,733
Interest income	2,375	1,658	4,607	3,056
Interest expense	(4,497)	(4,494)	(8,870)	(9,029)
Gain on real estate dispositions	—	—	—	3,395
Change in fair value of interest rate derivatives	(11)	(81)	958	213
Other income	54	43	168	80
Income before taxes	5,779	5,393	12,496	14,448
Income tax benefit (provision)	166	(450)	432	(752)
Net income	5,945	4,943	12,928	13,696
Net income attributable to noncontrolling interests	(1,626)	(1,472)	(3,569)	(4,289)
Net income attributable to stockholders	$4,319	$3,471	$9,359	$9,407
Net income per diluted share and unit	$0.09	$0.08	$0.21	$0.24
Weighted average shares and units outstanding	63,214	59,936	62,878	57,718

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)

Net income	$5,945	$4,943	$12,928	$13,696
Depreciation and amortization	9,179	9,304	18,457	18,779
Gain on operating real estate dispositions	—	—	—	(3,395)
Funds From Operations (FFO)	$15,124	$14,247	$31,385	$29,080
Acquisition, development and other pursuit costs	9	369	93	416
Impairment charges	98	27	98	31
Change in fair value of interest rate derivatives	11	81	(958)	(213)
Normalized FFO	$15,242	$14,724	$30,618	$29,314
Net income per diluted share and unit	$0.09	$0.08	$0.21	$0.24
FFO per diluted share and unit	$0.24	$0.24	$0.50	$0.50
Normalized FFO per diluted share and unit	$0.24	$0.25	$0.49	$0.51
Weighted average common shares and units - diluted	63,214	59,936	62,878	57,718

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684